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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of LTC Properties, Inc. for the registration of up to $200,000,000 in debt securities, preferred stock, and common stock and to the incorporation by reference therein of our report dated February 9, 2004, except for Notes 8, 10, 11, and 12 as to which the date is March 5, 2004, with respect to the consolidated financial statements and schedules of LTC Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

Los Angeles, California
March 22, 2004